Exhibit 10.55

Summary of Compensation for Executive Officers

Following is a description of the compensation arrangements for each of PC Connection, Inc.’s (the “Company’s”) executive officers. The Company’s executive officers as of December 31, 2008 consisted of: (i) Patricia Gallup, Chairman and Chief Executive Officer; (ii) Jack Ferguson, Executive Vice President, Treasurer, and Chief Financial Officer; (iii) Timothy McGrath, Executive Vice President, Enterprise Group, (iv) David Beffa-Negrini, Senior Vice President, Corporate Marketing and Creative Services; and (v) Bradley Mousseau, Senior Vice President, Human Resources.

The Compensation Committee annually sets the compensation of the Chief Executive Officer. The Compensation Committee also reviews the recommendations of the Chief Executive Officer regarding the compensation of the Company’s other executive officers. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of company-wide business objectives of the Company. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Compensation for the Company’s executives generally consists of three elements:

•

salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;

•	bonus—amounts are generally based on achievement of the Company’s performance goals in any given year; and
•	equity awards—equity awards provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

The following table lists the 2008 annual salaries of the Company’s executive officers:

Salary
Patricia Gallup Chairman and Chief Executive Officer	$653,846
Timothy McGrath Executive Vice President, Enterprise Group	$476,923
Jack Ferguson Executive Vice President, Treasurer, and Chief Financial Officer	$328,462
Bradley Mousseau Senior Vice President, Human Resources	$252,308
David Beffa-Negrini(1) Senior Vice President, Corporate Marketing and Creative Services	$270,000

(1)	Mr. Beffa-Negrini resigned as an employee of the Company effective December 31, 2008. He remains a member of our board of directors.

The Company did not pay any bonuses to its executives for 2008, as the Company did not reach its performance targets in accordance with its Executive Bonus Plan, as approved by stockholders at the 2008 Annual Meeting of Stockholders.

The Company granted restricted stock awards in 2008 to the Company’s executive officers, as shown below:

	Restricted Stock Awards (# of Shares)	Per Share Fair Market Value of Restricted Stock Awards
Jack Ferguson Executive Vice President, Treasurer, and Chief Financial Officer	50,000	$11.06
Timothy McGrath Executive Vice President, Enterprise Group	100,000	$11.06
Bradley Mousseau Senior Vice President, Human Resources	20,000	$11.06
David Beffa-Negrini Senior Vice President, Corporate Marketing and Creative Services	20,000	$11.06